Exhibit 10.1

DCB FINANCIAL CORP

EMPLOYMENT AGREEMENT

This sets forth the EMPLOYMENT AGREEMENT made and entered into as of August 11, 2014 (the “Effective Date”) by and among The Delaware County Bank & Trust Company which is a wholly-owned subsidiary of the DCB Financial Corp (the Corporation and Bank are hereafter referred to collectively as the “Employer”), having an office in Lewis Center, Ohio, and Ronald J Seiffert, an individual currently residing at 7570 Wills Run Lane, Blacklick, Ohio (“Executive”).

WITNESSETH

IN CONSIDERATION of the mutual premises, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to the following employment terms.

1. Employment.

(a) Term. Employer shall employ Executive, and Executive shall serve as an executive officer of Employer, in accordance with the terms and conditions of this Agreement, for a term commencing on the Effective Date and ending on December 31, 2015 (“Ending Date”). On the Ending Date, and upon the expiration of each 24-month period thereafter (each such date is referred to as a “Renewal Date”), unless previously terminated, the term will be extended automatically for an additional two-year period, unless no less than 90 days prior to a Renewal Date either party gives notice to the other that the term will not be extended.

(b) Duties. On the terms and subject to the conditions set forth herein, the Employer employs the Executive to serve as the President and Chief Executive Officer of DCBF and as President and Chief Executive Officer of DCB&T. The Executive shall perform the regular duties commensurate with his position, subject to the control and supervision of the Boards of Directors, as from time to time may be reasonably assigned to Executive by Employer based upon his position. Executive shall devote Executive’s best efforts to the affairs of Employer, serve faithfully and to the best of Executive’s ability and devote all of Executive’s working time and attention, knowledge, experience, energy and skill to the business of Employer, except that Executive may affiliate with professional associations, business and civic organizations, provided that Executive’s involvement in such activities does not adversely affect the performance of his duties on behalf of Employer. Executive shall also serve on the Board of Directors of, or as an officer of, Employer’s affiliates, if requested to do so by the Boards of Directors of Employer. Executive agrees to serve as a Director of the Bank if elected by the shareholders, but agrees that he shall have no vote regarding matters pertaining to his employment as President and Chief Executive Officer, including but not limited to his duties, responsibilities, goals, job performance, and compensation, and further agrees that he may from time to time be excused by the Board from discussions regarding such matters and that the Board may in its sole discretion meet with other senior Bank managers out of Executive’s presence to discuss such matters. However, upon termination for any reason the Executive’s employment under this Agreement, Executive will immediately resign as a Director of the Bank and will sign all documents necessary to accomplish such resignation. In the event Executive refuses to sign documents necessary to so resign then this document will act as the resignation pursuant to this paragraph. Executive shall also be compensated for services as a Director in accordance with the Bank’s standard policies and practices for compensating its Directors.

2. Standards and Evaluation of Performance.

(a) Executive agrees to devote Executive’s best efforts and full time to the business and affairs of the Bank and to discharge the duties reasonably assigned by the Board. Executive will not during Executive’s employment hereunder render any services as an employee, independent contractor, consultant, or otherwise, other than to the Bank, except for service on such corporate, civic, or charitable boards or committees as are approved by the Board.

(b) Following input from Executive, the Board will, each contract year, provide Executive with performance goals (the “Goals”), Executive’s best efforts toward the attainment of which will constitute part of Executive’s duties. Executive will provide the Board with no less than quarterly reports on the status of attaining each of the Goals. The Board may in its discretion reasonably adjust the Goals from time to time in response to business conditions.

(c) The Board will conduct an annual performance evaluation of Executive, which process Executive will initiate no later than January 15 of each year.

3. Compensation and Benefits.

(a) Employer. Whenever in this Agreement Executive is entitled to compensation, benefits or other remuneration from Employer, the term Employer shall mean the Corporation or the Bank. Executive shall not be entitled to duplicate compensation, benefits or other remuneration from the Corporation and the Bank.

(b) Base Salary. The Executive shall initially be paid a base salary at an annualized rate of $225,000 (“Base Salary”), which shall be the effective base salary rate as of the Effective Date. On an annual basis, consistent with Employer’s regular review procedures, the Executive’s base salary shall be reviewed and may be adjusted in the discretion of the Corporation’s Board of Directors or a committee thereof, provided that it shall not be decreased unless such reduction is on the basis of documented poor job performance or is a result of the Employer’s financial performance. In the event of a reduction based on the Employer’s financial performance, the reduction shall be consistent and concurrent with base salary reductions imposed by Employer on similarly situated executive managers. Executive’s Base Salary shall be paid in accordance with Employer’s regular payroll practices for executives.

(c) Short-Term Incentive Compensation and Bonuses. During Executive’s employment with Employer, Executive shall be eligible to participate in the short term incentive compensation plans, bonus, or similar plans maintained from time to time by the Employer for its senior executive officers. The short-term incentive bonus payable for any year (the “Bonus Amount”) will be based upon the terms and conditions of such plans. The maximum Bonus Amount that may be paid to Executive under such short-term incentive plans is $100,000. Upon termination of Executive’s employment by Employer for reasons other than “Cause” (as defined in this Agreement) or by Executive for “Good Reason” (as defined in this Agreement), Executive shall be entitled to a pro rata portion (based on Executive’s complete months of active employment in the applicable year) of the annual cash bonuses that are payable with respect to the year during which the termination occurs.

(d) Benefit Plans. Executive shall be eligible to participate in any Employer maintained executive pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs maintained by Employer for the benefit of its executives. Executive’s participation in any such benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs.

(e) Expenses. Upon submission to Employer of vouchers or other required documentation, Executive shall be reimbursed for Executive’s actual out-of-pocket travel and other expenses reasonably incurred and paid by Executive in connection with Executive’s duties under this Agreement. The Bank will reimburse Executive for up to $600.00 per month (subject to applicable taxes and other appropriate withholding) for automobile lease payments.

(f) Other Benefits. During the period of employment, Executive shall also be entitled to receive the benefits offered to Employer’s senior executives, including without limitation the following:

(i) Paid vacation of at least 4 weeks during each calendar year (prorated for partial years) (with carry over of unused vacation to a subsequent year pursuant to the Employee Handbook policy) and any holidays that may be provided to all executives of Employer in accordance with Employer’s holiday policy;

(ii) Sick leave as defined by the current Employee Handbook;

(iii) Executive will be furnished with a private office, necessary secretarial assistance, and with such other facilities, amenities, and services as are appropriate for Executive’s position and adequate for the performance of the duties hereunder.

(iv) Use of company issued cellular telephone and all Employer-related business charges incurred in connection with the use of such telephone.

(v) Signing Bonus. Executive was previously granted a signing bonus at the time of his initial employment which consisted of common stock of DCBF under the terms of the 2004 Stock Plan with an aggregate and gross (subject to taxes) value to Executive of $20,000 at the grant date to vest equally in 20% increments over a period of 5 years. Anything to the contrary herein notwithstanding, Executive shall be responsible for any and all income taxes due and owing with regard to shares of stock and options issued hereunder (subject to applicable withholding and payroll taxes required to be reported, withheld or paid by the Bank).

(vi) Matching Shares Purchase Benefit. Should Executive purchase additional shares of DCBF Common Stock independently outside of the Plan during the period of employment, Bank will match the purchase price of such shares up to $5,000.00, in Company shares to be issued under the terms of the Plan, during any calendar year. If Executive invests $100,000 or more in DCBF Common Stock during any calendar year in the Initial Term or any Extended Term, the Bank will match the purchase price of such shares up to $15,000 in Company shares to be issued under the terms of the Plan during any such calendar year. Anything to the contrary herein notwithstanding, Executive shall be responsible for any and all income taxes due and owed with regard to shares of stock and options issued hereunder.

(g) Equity Based and Long-Term Incentive Compensation. During Executive’s employment with Employer, Executive shall be eligible to participate in any equity based programs and long-term incentive compensation plans maintained by Employer for the benefit of its executives. The amount of any equity compensation and long-term incentive bonus payable to Executive for any year (the “Equity Bonus Amount”) shall be determined under the terms and conditions of such plans and programs. Under such plans and programs, Executive may achieve a maximum Equity Bonus Amount of up to forty (40) percent of the Executive’s base salary. Executive will be granted shares of restricted stock pursuant to all terms and conditions of the DCB 2014 Restricted Stock Plan by rounding down to the largest whole number of shares.

It is the Parties’ mutual expectation and desire that, in order to demonstrate and establish his commitment to the Bank’s shareholders, Executive will of his own accord purchase capital stock of the Bank in addition to what he may be granted under this paragraph 4(g).

(h) Clawback of Amounts. Any amounts paid to, credited to an account on behalf of, or vested to the Executive in the prior twenty-four (24) months by the Employer under any short-term incentive compensation program, long-term incentive compensation program (including restricted stock awards under the Corporation’s 2014 Restricted Stock Plan or similar equity based programs maintained by Employer) or Employer’s nonqualified deferred compensation plan shall be subject to repayment within thirty (30) days upon the request of the Employer in the event that any such amount is shown to be directly attributable to materially misleading financial statements; provided, however, that in order for this subparagraph 2(h) to be applicable the Executive must have knowingly prepared such materially misleading financial statements or knowingly contributed materially misleading data which was then incorporated into such materially misleading financial statements. If an overpayment of incentive compensation results from a restatement of financial statements Employers’ Boards of Directors shall have the discretion to consider the overpayment in awarding future incentive compensation without regard to the Executive’s role with respect to the financial statements which are restated.

(i)	Special Incentive Agreement. As previously agreed upon with the Special Incentive Agreement dated September 29, 2011 all incentives based on that agreement have been concluded.

4. Termination. Except in connection with a termination caused by a “Change of Control” (as defined in subparagraph 4(f) of this Agreement), Executive’s employment by Employer shall be subject to termination as follows:

(a) Expiration of the Term. Except as provided in this Agreement, Executive’s employment with Employer shall terminate automatically at the expiration of any biannual term of this Agreement.

(b) Termination Upon Death. This Agreement shall terminate upon Executive’s death. In the event this Agreement is terminated as a result of Executive’s death, Employer shall continue payments of Executive’s then current Base Salary for a period of 60 days following Executive’s death to the beneficiary designated by Executive on the “Beneficiary Designation Form” attached to this Agreement as Appendix A.

(c) Termination Upon Disability. Employer may terminate this Agreement upon Executive’s “long term disability.” For purposes of this agreement, “long term disability means Executive is unable for twelve months or more to perform the essential functions of the job with or without a reasonable accommodation. The determination of disability shall be made by the Employer’s third party long term disability provider and a physician selected by Executive; provided, however, that if the two parties so selected shall disagree, or if Employer shall disagree with the findings of the physicians, the determination of disability shall be submitted to arbitration in accordance with the rules of the American Arbitration Association and the decision of the arbitrator shall be binding and conclusive on Executive and Employer. In the event of a termination of this Agreement for a disability, the Executive will be paid per the terms of the Employer’s long term disability plan. If Employer terminates this Agreement upon Executive’s disability, Executive shall not be entitled to any payment pursuant to paragraph 3 of this Agreement other than the disability benefits specified in this paragraph.

(d) Termination for Cause. Subject to satisfaction of the notice and correction provisions of this subparagraph (d), Employer may terminate Executive’s employment for “Cause” by written notice to Executive. For purposes of this Agreement, a termination shall be for “Cause” if the termination results from any of the following events:

(i) Material breach of this Agreement;

(ii) Misconduct as an executive or director of Employer, or any subsidiary or affiliate of Employer for which Executive performs services, which consists of misappropriating any funds or property, or attempting to obtain any personal profit from any transaction to which such company is a party or from any transaction with any third party in which Executive has an interest.

(iii) Unreasonable neglect in performing the duties assigned to Executive under or pursuant to this Agreement, unless cured within twenty (20) days following Executive’s receipt of written notice to Executive of such neglect or refusal;

(iv) Conviction of a felony or of a misdemeanor involving theft or dishonesty;

(v) Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer’s unexcused failure to perform its obligations under this Agreement; or

(vi) Failure to follow the reasonable and documented instructions of the Board of Directors of Employer, provided that the instructions do not require Executive to engage in unlawful conduct.

Notwithstanding any other term or provision of this Agreement to the contrary, if Executive’s employment is terminated for Cause, Executive shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary, fringe benefits and accrued vacation shall be paid through the date of termination.

(e) Termination Without Cause. Employer may terminate Executive’s employment for reasons other than “Cause” (as defined in subparagraph 4(d)) upon not less than thirty (30) days prior written notice delivered to Executive, or pay in lieu of notice. In the event of a termination without Cause, and provided that Executive first signs and does not later revoke a binding release of all potential claims Executive may have at that time against Employer or any of its affiliated companies, officers, managers or employees based on his employment or the termination of his employment, Employer shall be obligated to pay to Executive amounts equivalent to the greater of (i) the unpaid compensation (including any accrued bonus) and benefits that would have been paid to or earned by Executive pursuant to this Agreement if Executive had remained employed under the terms of this Agreement until the expiration of the then-current term of this Agreement, or (ii) the unpaid compensation (including any accrued bonus) and benefits that Executive would have been paid or earned by Executive if Executive remained employed pursuant to this Agreement for a period of one (1) year following the termination date. The amount of any cash payments hereunder shall be paid in a lump sum payment within forty-five (45) business days after the termination date. This subparagraph (e) shall not require duplication of payments to be made pursuant to paragraph 3, or benefits to be provided pursuant to paragraph 4, following Executive’s termination of employment.

(f) Termination Following a Change of Control. If, within twenty-four (24) months after a “Change of Control” (as defined herein), Executive’s employment is terminated by Employer (or any successor to Employer) for any reason other than death, Disability (as defined in subparagraph 4(c)), or Cause (as defined in subparagraph 4(d)) or by Executive for Good Reason (as defined in subparagraph 4(h)), Employer shall provide Executive with the following benefits described in this subparagraph 4(f) in lieu of any other benefits described under this Agreement.

(i) Within forty-five (45) business days after termination, pay to Executive a lump sum equal to three (3) times the average annual compensation paid to Executive by Employer and included in Executive’s gross income for income tax purposes for the three (3) full taxable years that immediately precede the year during which the Change of Control occurs (adjusted to include bonuses paid, rather than accrued, in respect of such years);

(ii) Provide Executive with his rights, if any, to receive continued health care benefits under COBRA, and pay Executive, within forty-five (45) business days after termination of employment, a lump sum amount equal to three (3) times Employer’s annual cost of providing health, life and long-term disability insurance coverages and other fringe benefits provided to Executive immediately prior to such termination; and

(iii) Treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options and unvested restricted stock previously granted to Executive that are not otherwise vested or exercisable or that have not been exercised.

Notwithstanding anything to the contrary contained in this Agreement, in the event that a Change of Control shall occur, and a final determination is made by legislation, regulation, ruling directed to Employer or Executive, by court decision, or by independent tax counsel selected by Employer or Executive, that the aggregate amount of any payment made to Executive (1) hereunder, and (2) pursuant to any plan, program or policy of the Company in connection with, on account of, or as a result of, such Change of Control ("Total Payments") will be subject to the excise tax provisions (“Excise Tax”) of Section 4999 of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder ("Section 4999"), or any successor section thereof, the Total Payments shall be reduced by the minimum amount necessary so as not to cause Employer to have paid a “parachute payment” as defined in Section 280G(b)(1) and so Executive will not be subject to excise tax under Section 4999. The Total Payments minus this reduction shall be referred to as the “Reduced Amount.” For this purpose, Executive shall be deemed to be in the highest marginal rate of federal, state and local taxes. In the event that Executive is paid the Reduced Amount, the Total Payments will be reduced in on a pro-rata basis so as not to change the time and form of any payment to Executive in a manner that is inconsistent with Section 409A.

Unless Employer and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by Employer’s regular independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and Employer for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999. Employer and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Executive shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

For purposes of subparagraph 4(f), a “Change of Control” shall be deemed to have occurred if:

(i) any “person,” including “persons acting as a group,” as determined in accordance with Section 409A, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons acting as a group) securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding securities;

(ii) as a result of, or in connection with, any proxy contest, tender offer or exchange offer, merger or other business combination (a “Transaction”), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer;

(iii) any person or persons acting as a group acquires ownership of the securities of Employer that, together with the securities held by that person or group, constitutes more than 50% of the total fair market value or total voting power of the securities of Employer; or

(iv) Employer transfers substantially all of its assets to another corporation which is not controlled by Employer.

(g) Resignation as Director. Upon Executive’s termination of employment for any reason, Executive agrees to resign as a member of Employer’s Board of Directors, if Executive is a director at the time of termination, and to resign from any and all other offices and positions related to Executive’s employment with Employer and held by Executive at the time of termination.

(h) Resignation for Good Reason. Executive may terminate his employment for Good Reason upon providing Employer with advanced written notice no later than 90 days after a Good Reason condition has occurred and failure of Employer to cure the Good Reason condition within 30 days after receipt of such notice. In the event of a resignation for good reason as defined in this subparagraph (h), and provided that Executive first signs and does not later revoke a binding release of all potential claims Executive may have at that time against Employer or any of its affiliated companies, officers, managers or employees based on his employment or the separation of his employment, Employer shall be obligated to pay to Executive amounts equivalent to the greater of (i) the unpaid compensation (including any accrued bonus) and benefits that would have been paid to or earned by Executive pursuant to this Agreement if Executive had remained employed under the terms of this Agreement until the expiration of the then current term of this Agreement, or (ii) the unpaid compensation (including any accrued bonus) and benefits that Executive would have been paid or earned by Executive if Executive remained employed pursuant to this Agreement for a period of one (1) year following the termination date. For purposes of this subparagraph 4(h), “Good Reason” shall be interpreted in a manner consistent with Section 409A to mean (i) a significant adverse change in the nature or scope of the Executive’s duties or authority or the Executive’s having to report directly to anyone other than the Board of Directors of Employer, (ii) a material reduction in the Executive’s total compensation (including accrued bonus or benefits) that is not consistent with the provisions of subparagraph 3(b) hereof, (iii) a material breach of this Agreement by Employer, or (iv) a change in the general location where the Executive is required to perform services which shall include requiring Executive to relocate more than fifty (50) miles from Delaware, Ohio. The amount of any cash payments hereunder shall be paid in a lump sum payment within forty-five (45) business days after the termination date. This subparagraph (h) shall not require duplication of payments to be made pursuant to other parts of this Agreement, following Executive’s termination of employment.

5. Covenants.

(a) Confidentiality. Executive shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of Executive’s employment by Employer. Executive acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish Employer’s right to claim and recover damages. Executive covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer’s affiliates, or any of its or their dealings, transactions or affairs which may come to Executive’s knowledge in the pursuance of his duties or employment. This Section 5(a) shall not apply to any document or information that is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of the Executive. Nothing in this Agreement shall prevent the Executive, with or without the Employer’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

(b) No Competition. Executive will not during employment under this Agreement or for a period of 1 year after termination, regardless of the reason for termination thereof, compete with the Employer without the Employer’s prior written consent. Executive will be deemed to be competing with the Employer if Executive is self-employed as, employed by, works for, becomes associated with (whether as partner, officer, directors, 10% shareholder, consultant, Executive, agent, or otherwise), furnishes information to, or communicates with any of the Employer’s customers or borrowers on behalf of any business entity or other person that competes or that may reasonably be construed to compete with the Employer anywhere in Delaware County, Ohio, or within a 5 mile radius of any of the Employer’s branches, including but not limited to any business entity that (i) itself or through an affiliated entity produces, markets, or sells products, renders services, or engages in business activities that are the same as, similar to, or otherwise competitive with those of, or under development or research by the Employer and (ii) produces, markets, or sells such products, renders such services, or engages in such activities in the Employer’s market area at that time (as that market area may change from time to time).

(c) Nondisparagement. Executive agrees not to make any statement or take any action which is designed to be or is disparaging of Employer in the eyes of its customers, employees, business associates or otherwise, or which could adversely reflect on Employer’s business or reputation.

(d) Non-solicitation. During the term of this Agreement and for a period of 12 months after termination, regardless of the reason for termination thereof, Executive shall not, directly or indirectly, without the written consent of Employer: (i) recruit or solicit for employment any employee of the Employer or encourage any such employee to leave their employment with Employer, or (ii) solicit, induce or influence any customer, supplier, lessor or any other person or entity which has a business relationship with Employer to discontinue or reduce the extent of such relationship with Employer.

(e) Non-Payment of Amounts. In the event that Executive breaches any of the provisions of this subparagraph 5(b), the payments and benefits provided for by Employer under this Agreement shall cease immediately and Employer shall have no further liability for such payments after the date of Executive’s breach.

(f) Modification. Although the parties consider the restrictions contained in this paragraph 5 reasonable as to protected business, duration, and geographic area, in the event that any court of competent jurisdiction deems them to be unreasonable, then such restrictions shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and this paragraph 5, as so amended, shall be enforced.

(g) Other Agreements. Executive represents and warrants that neither Executive’s employment with the Corporation nor Executive’s performance of his obligations hereunder will conflict with or violate Executive’s obligations under the terms of any agreement with a previous employer or other party including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(h) Special Regulatory Events. Notwithstanding any other provision of this Agreement, the obligations of the Parties will be as follows in the event of any of the following circumstances:

i. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the bank’s affairs by a notice serviced under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C. 1818 the Bank’s obligations under this Agreement will be suspended as of the date of services of such notice unless otherwise ordered by a tribunal of competent jurisdiction, but this provision will not affect any vested rights of the Executive. If the charges in the notice are dismissed, the Bank may, in its soles discretion, pay Executive all or part of the compensation withheld while the obligations of this Agreement were suspended and reinstated in whole or in part any of the obligations which were suspended.

ii. If Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C.1818 (e) or Ohio Revised Code1121.33 and 1121.24, all obligations of the Bank under this Agreement will terminate as of the effective date of this order, but this provision will not affect any vested rights of the Executive.

iii. If the Bank is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x)(1), or declared insolvent by the Ohio Superintendent of Bank pursuant to Ohio Revised Code 12235.09, all obligations under this Agreement will terminate as of the date of default or insolvency, but this provision will not affect any vested rights of the Executive.

iv. All obligations under the Agreement may be terminated by the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 12(c) of the Federal Deposit Insurance Act, 12 U.S.C.1823(c), but this provision will not affect any vested rights of the Executive.

v. The parties acknowledge and agree that, in the event either or both of DCBF and/or DCB&T are, or remain subject to the restrictions on payment of “golden parachute” and related payments as provided by Part 359 of the FDIC regulations (12 CFR Part 359), prior to making any such payment DCBF and/or DCB&T will provide such notices and shall seek any and all such prior regulatory consents and approvals as may be necessary and appropriate in those circumstances. These parties also acknowledge that, in that event, the proposed payments may or may not be approved by regulatory authorities, in whole or in part.

6. Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.

7. Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by certified mail, return receipt requested, to Executive at his residence and to Employer at its offices in Lewis Center, OH (with a copy to the Chair of the Compensation Committee of Board of Directors) or at such other addresses as either Executive or Employer may, by similar notice, designate.

8. Rules, Regulations and Policies. Executive shall use his best efforts to abide by and comply with all of the rules, regulations, and policies of Employer, including without limitation Employer’s policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations. The terms of this Agreement are subject to the provisions of all applicable laws, rules and regulations.

9. Return of Employer’s Property; Release. After Executive has received notice of termination or at the end of the Period of Employment, whichever first occurs, Executive shall immediately return to Employer all documents and other property in his possession belonging to Employer. Employer may condition payments due on Executive’s termination of employment prior to a Change of Control upon receipt by Employer from Executive of a customary release and nonrevocation thereof.

10. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this Agreement shall be construed as if such invalid provisions had not been inserted.

11. Governing Law. This Agreement was executed and delivered in Ohio and shall be construed and governed in accordance with the laws of the State of Ohio.

12. Assignability and Successors. This Agreement may not be assigned by Executive or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.

13. Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

14. Jurisdiction and Venue. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in Ohio, and venue shall be in Delaware County. Each party shall be subject to the personal jurisdiction of the courts of the State of Ohio.

15. Section 409A Provisions.

(a) This Agreement shall be construed and administered to the extent possible to be exempt from, or otherwise comply with, the requirements of Internal Revenue Code Section 409A and the regulations and guidance issued thereunder (“Section 409A”). Consistent with this intent, any reference to a payment being made to an Executive when he “terminates employment,” upon his “termination of employment,” at his “termination date” or similar reference shall mean the date that the Executive incurs a “separation from service” (within the meaning of Section 409A). Any payments that qualify for the separation pay exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s “separation from service” (within the meaning of Section 409A), the Executive is a “specified employee” (within the meaning of Section 409A), the Employer will not pay or provide any “Specified Benefits” (as defined herein) until after the end of the sixth calendar month beginning after the Executive’s separation from service (the “409A Suspension Period”) (or, if earlier, the Executive’s death), in which case such amounts will be paid to the Executive within seven (7) days after the 409A Suspension Period ends (or death if earlier). To the extent the 409A Suspension Period is imposed following a Change of Control, the resulting Specified Benefits shall be paid into a rabbi trust for the benefit of the Executive and invested in accordance with the reasonable directions of the Executive as if the 409A Suspension Period was not imposed with such amounts then being distributed to the Executive within seven (7) days after the 409A Suspension Period ends. For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that would be subject to taxation under Section 409A if the Employer were to pay them, pursuant to this Agreement, on account of the Executive’s separation from service (and without the delay contemplated by this paragraph.

16. Miscellaneous.

(a) This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements.

(b) This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

(c) The services to be performed by Executive are special and unique; it is agreed that any breach of this Agreement by Executive shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

(d) The amounts payable by the Employer under this Agreement under paragraphs 3 and 4 shall not be subject to mitigation or setoff.

(e) The provisions of paragraphs 2(h), 3, 4, 5, 6 and 10-16 hereof shall survive the termination or expiration of this Agreement.

The foregoing is agreed to by the following signatures of the parties.

DCB Financial Corp

By:	/s/ Vicki J. Lewis
Vicki J. Lewis
Its:	Chairman of the Board of Directors

Date:	August 11, 2014

The Delaware County Bank & Trust

By:	/s/ Vicki J. Lewis
Vicki J. Lewis
Its:	Chairman of the Board of Directors

Date:	August 11, 2014

Executive

/s/ Ronald J. Seiffert
Ronald J. Seiffert

Date:	August 11, 2014

Beneficiary Designation Form Appendix A

BENEFICIARY DESIGNATION FORM

Pursuant to the Employment Agreement between (i) DCB Financial Corp., and (ii) Ronald J. Seiffert dated as of August 1, 2014 (“Agreement”), I, Ronald J. Seiffert., hereby designate Carol J. Seiffert, my wife, as the beneficiary of amounts payable upon my death in accordance with paragraph 3(b) of the Agreement.

My beneficiary’s current address is: